Resources Global Professionals Announces 25% Increase in Quarterly Dividend and Dividend Payment Date

IRVINE, Calif., Aug. 2, 2011 /PRNewswire/ -- Resources Global Professionals, a leading multinational provider of professional services and the operating subsidiary of Resources Connection, Inc. (NASDAQ: RECN), announced today that its Board of Directors has approved a $0.01 per share (25%) increase in its quarterly cash dividend to $0.05 per share. The increased dividend will be payable on September 22, 2011 to all shareholders of record on August 25, 2011.

"The significant cash generation inherent in our business model allows us to increase our quarterly dividend while retaining enough capital to take advantage of growth opportunities as they arise," said Tony Cherbak, chief operating officer.

On an annualized basis, at the Company's recent stock price, this dividend represents a dividend yield of approximately 1.5% and anticipates cash usage of approximately $9.2 million per annum based upon the current shares outstanding.

"The increase in the quarterly dividend per share of $0.01 reflects the Board's confidence in the financial strength of the Company," said Bob Pisano, lead independent director of the Company's Board of Directors. "Combined with the Company's on-going stock repurchase plan, we believe this dividend increase signifies the Company's intent to return capital to shareholders on a regular basis."

ABOUT RESOURCES GLOBAL PROFESSIONALS

Resources Global Professionals, the operating subsidiary of Resources Connection, Inc. (NASDAQ: RECN), is a multinational professional services firm that helps business leaders execute internal initiatives. Partnering with business leaders, we drive internal change across all parts of a global enterprise - finance and accounting, information management, internal audit, corporate advisory and strategic communications, human capital, legal and regulatory services and supply chain management.

Resources Global was founded in 1996 within a Big Four accounting firm. Today, we are a publicly traded company with over 2,900 professionals, from more than 80 practice offices, annually serving over 1,900 clients around the world.

Headquartered in Irvine, California, Resources Global has served 86 of Fortune 100 companies.

The Company is listed on the NASDAQ Global Select Market, the exchange's highest tier by listing standards. More information about Resources Global is available at http://www.resourcesglobal.com.

CONTACT: Analysts, Nate Franke, Chief Financial Officer of Resources Global Professionals, +1-714-430-6500, nate.franke@resources-us.com; or Media, Michael Sitrick, CEO of Sitrick Brincko Group, +1-310-788-2850, mike_sitrick@sitrick.com